Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE DISTRIBUTION

Alliance Financial Announces Elections by Bridge Street Shareholders

Syracuse, NY, October 18, 2006 - Alliance Financial Corporation (“Alliance”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A. (“Alliance Bank”), announced the final stock and cash elections in connection with the acquisition of Bridge Street Financial, Inc. (“Bridge Street”). The election results are as follows:

•	Cash Elections: Shares of Bridge Street common stock electing to receive cash totaled 1,198,568 shares.
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Stock Elections and Non-Election Shares: Shares of Bridge Street common stock electing to receive Alliance common stock and shares of Bridge Street common stock for which no election was made that are treated as stock elections totaled 1,084,284 shares.

These elections were subject to proration and allocation provisions as described in the joint proxy/prospectus mailed to shareholders of Bridge Street in connection with the September 20, 2006 special meeting of shareholders. Based on these final results, the merger consideration paid to Bridge Street shareholders is as follows:

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Cash Elections: Bridge Street shareholders who elected cash will receive $23.06 per share for approximately 47.6% of their shares and 0.7547 shares of Alliance common stock for the balance of their shares with respect to which that election was made; and

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Stock Elections and Non-Elections: Bridge Street shareholders who elected to receive Alliance stock or who did not make an election will receive 0.7547 shares of Alliance common stock for each Bridge Street share held.

Alliance issued approximately 1,292,000 shares of stock valued at $41.5 million based on the closing price of Alliance common stock on October 6, and paid cash of $13.2 million for total merger consideration of $54.7 million. After giving effect to the issuance of shares in the merger, Alliance now has approximately 4,888,000 shares of common stock outstanding.

Alliance also announced that it will issue its earnings release for the third quarter on October 26, 2006.

Alliance Financial Corporation, with approximately $1.2 billion in assets, is an independent financial holding company whose primary subsidiary, Alliance Bank, N.A., provides banking, commercial leasing, trust and investment services through 29 Central New York locations, and through its website at www.alliancebankna.com.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Chief Financial Officer and Treasurer	(315) 475-4478